UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 20, 2014

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ServiceSource International, Inc.
(Exact name of Registrant as specified in its charter)

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Delaware	001-35108	81-0578975
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

634 Second Street
San Francisco, California 94107
(Address of principal executive offices, zip code)

(415) 901-6030
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously disclosed, ServiceSource International, Inc. ("ServiceSource" or, the "Company") announced on August 18, 2014 that Ashley Fieglein Johnson, the Company's Chief Financial Officer, has been appointed as the Company's interim Chief Executive Officer, effective as of August 15, 2014. In connection with Ms. Johnson's appointment to this new role, the Compensation Committee of the Board of Directors of the Company approved modified compensation for Ms. Johnson on August 20, 2014. Ms. Johnson's current compensation consists of an annual base salary of $360,000 and she is eligible for a performance bonus under the Company's 2014 Corporate Incentive Plan (the "Plan") with a target bonus of $215,000, eligible for semi-annual payment determined based on Company performance criteria and the terms of the Plan. During the period that Ms. Johnson is acting as interim Chief Executive Officer, she will receive $10,000 per month in additional compensation for serving in this role. In addition, the Compensation Committee anticipates granting Ms. Johnson 60,000 restricted stock units at its next regularly scheduled meeting. The restricted stock units will vest over a two-year period with 50% of the restricted stock units vesting on the first anniversary of the grant and the remaining 50% vesting on the second anniversary of the grant, subject to Ms. Johnson's continued service to the Company through each such date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2014

SERVICESOURCE INTERNATIONAL, INC.

By:	/s/ Matthew Goldberg
Name:	Matthew Goldberg
Title:	Vice President, General Counsel and Secretary